EXHIBIT 99.1

FOR MORE INFORMATION

Contact:	Michael R Stevens President (708) 687-9400

FOR IMMEDIATE RELEASE

Hemlock Federal Financial Corporation
Announces Deregistration with
Securities and Exchange Commission

              Oak Forest, Illinois, June 29, 2004 -- Hemlock Federal Financial Corporation (: HMLK) announced today that it intends to file a Form 15 with the Securities and Exchange Commission (the "SEC") on June 30, 2004. The Form 15 is being filed with the SEC in order to terminate the Company's common stock registration under the Securities and Exchange Act of 1934 (the "1934 Act"). Since Nasdaq requires listed companies to be reporting under the 1934 Act, as a result of our termination of registration, Hemlock Federal Financial Corporation common stock will no longer be listed on the Nasdaq Small Cap market. However, based on discussions with potential market makers, it is anticipated that a market for Hemlock Federal Financial Corporation common stock will continue to be made and price quotations will be made available on the Pink Sheets. This change will likely take effect on or before July 9, 2004.

              The obligations of Hemlock Federal Financial Corporation to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K will cease upon filing of the Form 15. Once the Form 15 is effective, which is expected to be within 90 days of filing, the obligations of Hemlock Federal Financial Corporation to file proxy statements with the SEC will also cease.

              According to Maureen G. Partynski, Chairman and Chief Executive Officer of the Company, "Hemlock Federal Financial Corporation is taking this action in order to reduce operating expenses. The continuing increased costs and administrative burdens of being a public company, including our reporting obligations with the SEC and listing requirements with Nasdaq, outweigh the benefits of continued listing with Nasdaq. This is due, in part, to the small number of shareholders and the low level of trading activity in Hemlock Federal Financial Corporation common stock. Therefore, the board of directors concluded that continued registration with the SEC and listing on Nasdaq is no longer cost effective." Ms. Partynski emphasized, "This action will in no way change the way Hemlock Federal Financial Corporation and Hemlock Federal Bank for Savings conduct their business, and Hemlock Federal Financial Corporation will continue to provide certain information to stockholders on a periodic basis. This information will be made available through our website www.hemlockbank.com."

End.